SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2015

TRACK GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Utah	000-23153	87-0543981
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

405 South Main Street, Suite 700, Salt Lake City, UT 84111
(Address of principal executive offices)

(801) 451-6141
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2015 Track Group, Inc. (the “Company”) entered into an Amended and Restated Facility Agreement (the “Amended Facility Agreement”) with Conrent Invest S.A., acting on behalf of its compartment, Safety 2 (the “Lender”), to amend certain provisions of the Company’s existing $25.0 million unsecured debt facility provided by the original Facility Agreement dated December 30, 2013. Pursuant to the terms and conditions of the Amended Facility Agreement, effective June 30, 2015, the Company may now borrow an additional $5.4 million of unsecured debt, which, together with the existing $25.0 million of unsecured debt borrowed under the debt facility, will now accrue interest at a rate of 8% per annum and mature on July 31, 2018. The Amended Facility Agreement also provides the Company with a voluntary prepayment option, wherein the Company may pay the amounts borrowed under the debt facility, including all accrued but unpaid interest, prior to the maturity date without any penalty or prepayment fee. In connection with the execution of the Amended Facility Agreement, the Company agreed to pay to the Lender an arrangement fee of $500,000, as well as $822,222 of accrued but unpaid interest, on or before July 31, 2015.

Item 8.01 Other Events.

On July 15, 2015, the Company issued a press release in connection with the execution of the Amended Facility Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The foregoing description of the Amended Facility Agreement does not purport to be complete and is qualified, in its entirety, by reference to the full text of the Amended Facility Agreement, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACK GROUP, INC.

Date: July 15, 2015	By:	/s/ John R. Merrill
John R. Merrill
Chief Financial Officer

Exhibit No.	Description
10.1	Amended and Restated Facility Agreement, dated June 30, 2015, by and between Track Group, Inc. and Conrent Invest S.A, acting on behalf of its compartment “Safety 2”
99.1	Press release, dated July 15, 2015